EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       PHOTOGRAPHIC SCIENCES CORPORATION

                            Under Section 807 of the
                            Business Corporation Law

         The undersigned, being the President and Secretary, respectively, of Photographic Sciences Corporation, pursuant to Section 807 of the Business Corporation Law of the State of New York, do hereby certify and set forth:

         1. The name of the Corporation is Photographic Sciences Corporation.

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on December 8, 1969. Amendments to the Certificate of Incorporation were filed with the Department of State on December 2, 1970, September 19, 1972, September 7, 1977, October 29, 1980, March 12, 1985, and August 3, 1988, respectively.

     3. The Certificate of Incorporation of the Corporation, as amended heretofore, is hereby further amended to effect the following amendments authorized by the Business Corporation Law: (a) to provide that the size of the Board of Directors (the "Board") shall not be less than nine nor more than twenty directors, with the exact number of directors to be determined from time to time by the By-laws and to classify the Board into three classes, as nearly equal in number as possible, each of which after an interim period, will serve for three years, with one class being elected each year, (b) to provide that directors may be removed only for cause and only with the approval of 66-2/3% of the voting power of the Company entitled to vote generally in the election of directors, (c) to provide that any vacancy on the Board shall be filled by the remaining directors then in office, (d) to provide that special meetings of shareholders may be called only by the Board, and (e) to provide that the shareholder vote required to amend or repeal the foregoing amendments and related amendments to the Company's By-laws, or to adopt any provision inconsistent herewith, shall be 66-2/3% of the voting power of the Company. The Certificate of Incorporation is hereby further changed to effect a change in the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him.

     4. The text of the Restated Certificate of Incorporation of the Corporation is hereby restated as amended to read as herein set forth in full:

      "1.The name of the Corporation is Photographic Sciences Corporation.

     2. The purposes for which it is to be formed are as follows:


     To engage in the business of manufacturing, designing, creating, developing, formulating, inventing, patenting, owning, acquiring, producing, processing, constructing, storing, applying, assembling, adapting, conducting, operating, using, preparing for market, exhibiting, distributing, installing, disposing, leasing, exploiting, licensing, exchanging, repairing, importing, exporting, and generally dealing in and with photographic films and plates, of every type and description including, without limitation, those involving the production of microimages with the use of precision cameras, and related equipment, devices, appliances and chemicals and all other accessories and supplies necessary for the production of photographic film and plates by means of cameras and related equipment and dealing in and with audio-visual equipment and apparatus of every kind and description;

     To engage in applied photographic research and development; and

     To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares, and merchandise and personal property of every class and description; and

     To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, maintain, develop, employ, use and otherwise deal in and with real property, or any interest therein, or any right, license or privilege appurtenant thereto, wherever situated and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation's property and assets, or any interest therein, or any right, license or privilege appurtenant thereto, wherever situated.

     The foregoing clauses shall be construed both as objects and powers, in furtherance, and not in limitation, of the general powers conferred by the laws of the State of New York, and it is hereby expressly provided that the enumeration herein of specific objects and powers shall not be held to limit or restrict in any way the general powers of the Corporation.

     3. The office of the corporation shall be located in the Town of Webster, County of Monroe, State of New York.

     4. The aggregate number of shares which the corporation shall have the authority to issue is Fifteen Million (15,000,000) shares of common stock with a par value of $.01 per share, all of which are to be of one class.

     5. The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process of any action or proceeding against it may be served. The address to which the Secretary of State shall mail copy of process in any action or proceeding against the corporation which may be served upon him is:

                   770 Basket Road, Webster, New York 14580.

     6. No holder of any shares of any class of stock of this Corporation shall, by reason of holding such shares, have preemptive or preferential right to purchase, receive or subscribe to any shares of any class of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carry options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares, or of such notes, debentures, bonds or other securities would adversely affect the dividends or voting rights of such a shareholder) other than such rights, if any, as the Board of Directors, in its discretion, from time to time may grant, and on such terms as the Board of Directors may fix.

     7. No director of this Corporation shall be personally liable to this Corporation or its shareholders for monetary damages for any breach of duty in such capacity, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty to this Corporation if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the New York Business Corporation Law or (ii) for any breach of the director's duty under circumstances where the liability of such director for any act or omission which occurred prior to the adoption of this Article.

     8. Board of Directors.

     (a) Number, Election and Terms. The business and affairs of the Corporation shall be managed and controlled by a Board of Directors consisting of not less than nine (9) nor more than twenty (20) persons. The exact number of directors within the minimum limitations specified in the preceding sentence shall be fixed from time to time by the by-laws pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1989 Annual Meeting of Shareholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1990 Annual Meeting of Shareholders, the term of office of the second class to expire at the 1991 Annual Meeting of Shareholders, and the term of office of the third class to expire at the 1992 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

     (b) Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock the outstanding , newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders and until his successor is elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (c) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

     (d) Special Meetings of Shareholders. Special meetings of shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

     (e) Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 8."

     5. This restatement of the Certificate of Incorporation of Photographic Sciences Corporation was authorized by a vote of the Board of Directors of the Corporation followed by a vote of the holders of two-thirds of all outstanding shares entitled to vote thereon.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 23rd day of June, 1989.

                                          /s/ L. Michael Hone
                                          L. Michael Hone, President

                                          /s/ David A. Kostizak
                                          David A. Kostizak, Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    PSC INC.

         Under Section 805 of the Business Corporation Law


      The undersigned, being the President and Secretary, respectively, of PSC Inc., do hereby certify and set forth:

      1.   The name of the Corporation is PSC Inc.

      2. The Certificate of Incorporation was originally filed with the Department of State on the 8th day of December, 1969, under the original name of Photographic Sciences Corporation.

      3. The Certificate of Incorporation is hereby amended to effect an increase in the aggregate number of shares which the Corporation shall have authority to issue from Twenty-Five Million (25,000,000) shares of common stock having a par value of $.01 per share to Fifty Million (50,000,000) shares of which Forty Million (40,000,000) shares shall be Common Shares, having a par value of $.01 per share and Ten Million (10,000,000) shares shall be Preferred Shares, having a par value of $.01 per share.

      4. Paragraph 4 of the Certificate of Incorporation is hereby amended to read as follows:

           "4. The aggregate number of shares of which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of which Forty Million (40,000,000) shares shall be Common Shares, having a par value of $.01 per share and Ten Million (10,000,000) shares shall be Preferred Shares, having a par value of $.01 per share.

           Subject to the limitations and in the manner provided by law, Preferred Shares may be issued from time to time in series, and the Board of Directors of the Corporation is hereby expressly empowered and authorized to establish and designate series, to fix the number of shares constituting each series, and to fix the designations and the relative rights, preferences and limitations of the shares of each series."

      5. The above amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

      IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of April, 1996.

                         /s/ L. Michael Hone
                         -------------------
                         L. Michael Hone, President


                        /s/ Martin S. Weingarten
                        ------------------------
                        Martin S. Weingarten, Secretary